July 8, 2013

Matt Langdon

Re:    Retention Bonus

Dear Matt:

On behalf of TIBCO Software Inc. (“TIBCO”), we are very pleased to offer you a retention bonus (the “Bonus”) of $300,000 (subject to withholdings and deductions). You will receive the Bonus in the payroll period after you return this executed Agreement. The Bonus will be earned by you and not subject to the repayment terms below upon the earlier of the following two events: (a) you have continuously and actively provided services to TIBCO through July 15, 2015, or (b) an Involuntarily Termination in connection with a Change in Control prior to July 15, 2015, as such terms are defined in TIBCO’s Executive Change in Control and Severance Plan.

You agree that you will repay the entire Bonus if one of the following situations occurs prior to July 15, 2014:

(1)	You do not relocate to the San Francisco Peninsula area; or

(2)	You resign or give notice of resignation or your employment is terminated for Cause.

You also agree that you will repay one-half of the Bonus if you resign or give notice of resignation or your employment is terminated for Cause between July 15, 2014 and July 15, 2015.

For purposes of this letter agreement, “Cause” shall mean (i) an act of fraud or personal dishonesty undertaken by you in connection with your responsibilities as an employee that is intended to result in substantial gain or personal enrichment to you at the expense of TIBCO, (ii) your conviction of, or plea of nolo contendere to, a felony, (iii) your gross misconduct in connection with the performance or failure of performance of a material component of your responsibilities as an employee, or (iv) continued substantial violations of your employment duties after you have received a written demand for performance from TIBCO which specifically sets forth the factual basis for TIBCO’s belief that you have not substantially performed such duties.

The terms of this letter agreement are strictly confidential. This Bonus offer is unrelated to any other employment arrangements you may have with TIBCO and does not change any other terms of your employment with TIBCO. Please also note that nothing in this letter agreement modifies the at-will nature of your employment, meaning that either you or TIBCO may terminate your employment at any time for any reason or no reason.

To indicate your acceptance of TIBCO’s offer pursuant to the terms of this letter, please sign and date this letter in the space provided below and return it to me. If you have any questions regarding this letter, please contact me. We look forward to continuing to work with you.

Sincerely,

/s/    Murray Rode
Murray Rode
Chief Operating Officer
TIBCO SOFTWARE, INC.

AGREED TO AND ACCEPTED BY:

/s/    Matthew D. Langdon

Date: July 8, 2013

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